NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	One West Mountain Road
Cudahy, WI 53110	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date:  19 April 2004

LADISH ELECTS JOHN W. SPLUDE TO THE BOARD OF DIRECTORS

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) announces that John W. Splude, Chairman and Chief Executive Officer of HK Systems, Inc., has joined the Board of Directors.

Kerry L. Woody, Ladish President & CEO, said, “We are pleased to have John agree to serve on the Company’s Board of Directors. His background and experience in building and directing a leading manufacturer in the Milwaukee area will be a significant resource to Ladish. We are looking forward to working with John as we continue to grow and improve Ladish.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.